EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made this 17th day of April, 2014, by and between CWCA MIRAMAR GL 74, L.L.C., a Delaware limited liability company (“Landlord”), and rf industries, ltd., a Nevada corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (formerly known as Walton CWCA Miramar GL 74, L.L.C) and Tenant are parties to that certain Lease, dated as of January 8, 2009 (the “Original Lease”), as amended by that certain Second Amendment to Lease [sic], dated as of August 25, 2009 (the “Second Amendment”) (the Original Lease, as so amended, the “Lease”), pursuant to which Landlord leases to Tenant certain premises containing 22,433 rentable square feet consisting of (i) approximately 3,858 rentable square feet with a common address of 7620 Miramar Road, Suite 4300/4400 San Diego, California (“Suite 4300/4400”), (ii) approximately 2,321 rentable square feet with a common address of 7616 Miramar Road, Suite 5200, San Diego, California (“Suite 5200”), (iii) approximately 13,789 rentable square feet with a common address of 7610 Miramar Road, Suite 6000/6002, San Diego, California (“Suite 6000/6002”) and (iv) approximately 2,465 rentable square feet with a common address of 7606 Miramar Road, Suite 7200, San Diego, California (“Suite 7200”) (Suite 4300/4400, Suite 5200, Suite 6000/6002, and Suite 7200, all as more particularly described in the Lease, are referred to herein as the “Original Premises”), in the project commonly known as Miramar Business Park.

WHEREAS, Tenant desires to reduce the Original Premises by approximately 2,465 rentable square feet, consisting of Suite 7200 (the “Reduction Premises”) such that the Premises for purposes of the Lease from and after the Reduction Effective Date (as hereinafter defined) shall consist of approximately 19,968 rentable square feet consisting of Suite 4300/4400, Suite 5200 and Suite 6000/6002 (collectively, the “Remaining Premises”).

WHEREAS, the Term is currently scheduled to expire on March 31, 2014, and Tenant desires to extend the Term for an additional thirty-six (36) full calendar months from such expiration.

WHEREAS, Landlord has agreed to the requested changes set forth in the preceding recitals, subject to the entry into this Amendment and the modification of the Lease terms and conditions as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.	Remaining Premises and Surrender of the Reduction Premises.

(a)	Remaining Premises.

(i)	Effective solely for the period from and after April 1, 2014 (the “Reduction Effective Date”), the “Premises” as defined in the Lease shall be deemed to be only the Remaining Premises, and all of the terms and conditions of the Lease with respect to the Premises shall be deemed to apply solely to the Remaining Premises in all respects, except as otherwise set forth herein.

(ii)	Notwithstanding Section 10 of the Original Lease, on or prior to the Remaining Premises Commencement Date, Tenant shall deliver the revised insurance certificates as required pursuant to Section 10 of the Original Lease (as amended by the terms of this Amendment).

(b)	Surrender of Reduction Premises.

(i)	After March 31, 2014 (the “Reduction Premises Termination Date”), any and all rights and obligations of Tenant, and obligations of Landlord, with respect to the Reduction Premises, including, without limitation, Tenant’s right to possession of the Reduction Premises, shall be terminated; provided, however, that such termination shall under no circumstances or in any way constitute a waiver or termination of the obligations of Tenant which exist or have accrued up to and including the Reduction Premises Termination Date and which may accrue or continue to accrue after the Reduction Premises Termination Date to the extent Tenant has failed to satisfy all of its obligations with respect to the Reduction Premises. In the event Tenant fails to surrender the Reduction Premises to Landlord on or prior to the Reduction Premises Termination Date in accordance with the terms hereof, then the terms and conditions of Section13 (Holdover) of the Original Lease shall apply in all respects with respect to the Reduction Premises without in any way affecting the obligations of Tenant with respect to the Remaining Premises, including the obligation to pay rent in accordance with the terms herein.

(ii)	Tenant acknowledges and agrees that, on or prior to the Reduction Premises Termination Date, Tenant shall surrender the Reduction Premises to Landlord in accordance with the terms of Section 21 (Surrender) of the Original Lease.

(iii)	In furtherance of the foregoing, Landlord and Tenant shall perform a walkthroughs of the Reduction Premises, as contemplated by the Lease, for purposes of inspecting the Reduction Premises for any damages which are Tenant’s responsibility to repair, at Tenant’s sole cost and expense, in accordance with the terms of the Lease and this Amendment. Landlord requires that such damage shall be cured by Tenant prior to the Reduction Premises Termination Date and any such failure to cure such damage or surrender the Reduction Premises in accordance with the terms of the Lease shall be an Event of Default under the Lease not subject to cure and Landlord shall be entitled to exercise any and all rights thereunder or at law.

2.                   Extension of Term. The Term is hereby extended for a period of thirty-six (36) full calendar months, commencing as of April 1, 2014 (the “Extension Date”) and expiring on March 31, 2017 (the “Extended Termination Date”) (which period is referred to herein as the “Extended Term”), unless sooner terminated in accordance with the terms of the Lease. From and after the date hereof, the “Term” shall be deemed to include the Extended Term. Tenant’s lease of the Premises during the Extended Term shall be subject to all the terms and conditions of the Lease, except as expressly modified herein, and except that Tenant shall not be entitled to receive any allowances, abatements, or other financial concession granted in connection with entering into the Lease unless such concessions are expressly provided for herein with respect to the Extended Term.

3.                   Monthly Installment of Rent Schedule. Effective as of the Extension Date the Monthly Installment of Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

From:	To:	Monthly Installment of Rent
4/01/2014	3/31/2015	$18,969.60
4/01/2015	3/31/2016	$19,538.69
4/01/2016	3/31/2017	$20,124.85

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Installment of Rent shall remain as set forth in the Lease.

4.                   Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

5.                   AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will accept the Premises as of the Extension Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant. For the avoidance of doubt, Tenant acknowledges and agrees that any and all Landlord’s obligations with respect to any build-out of the Premises set forth in the Lease, have been satisfied in full.

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6.                   Container Storage Area.

(a)                 During the Extended Term, Landlord hereby grants to Tenant a limited license (the “Limited License”) to use the two areas shown on Addendum 2, of the parking lot serving the Project, which together comprise approximately 830 square feet (individually, and collectively, the “Container Storage Area”) for the limited purpose of storing containers (limited to no more than five (5) containers at any one time) in connection with Tenant’s ongoing operations at the Premises, subject to (A) Tenant’s obligation to be in full compliance with the terms and conditions of this Section 6, (B) the obligation that such use does not limit or otherwise impair or interfere with the rights of any other tenants at the project, and (C) the express prohibition on Tenant exercising such right for other non-container storage purposes. All items stored in the Container Storage Area shall be within containers and all containers shall be maintained by Tenant in good condition and repair.

(b)                 Notwithstanding anything to the contrary set forth herein, Landlord and Tenant shall each have the right to terminate the Limited License on at least thirty (30) days prior written notice to the other party, at which time the Limited License shall terminate with the same effect as if such date were the scheduled expiration date of the Limited License. Additionally, in the event that Tenant delivers a Tenant’s Notice (defined in Addendum 1), this Limited License shall terminate on the day that is thirty (30) days following the date upon which Landlord delivers the Tenant possession of the portion of the Offered Space that is subject of the Tenant’s Notice, with the same effect as if such date were the scheduled expiration date of the Limited License.

(c)                 Effective as of the Extension Date Tenant shall pay Landlord, as additional rent, the following amounts for the use of the Container Storage Area, which sums shall be payable in the same manner and at the same time as the Monthly Installment of Rent is payable:

From:	To:	Storage Container Rent
4/01/2014	5/31/2014	$0.00
6/01/2014	3/31/2015	$788.50
4/01/2015	3/31/2016	$812.16
4/01/2016	3/31/2017	$836.52

(d)                 Tenant agrees to accept the Container Storage Area in AS-IS, WHERE-IS condition as it exists as of the Commencement Date without any representation or warranty of any kind made by Landlord in favor of Tenant. Tenant expressly waives, releases, and holds harmless, to the greatest extent permitted under applicable law, Landlord, its affiliated entities, and each of their respective agents, employees or contractors from any and all claims, causes of action, losses, damages, costs, liens, judgments, penalties, attorney's fees, expenses and/or liabilities arising for any reason whatsoever out of the Tenant’s use of the Container Storage Area or in any way connected to the Limited License.

(e)                 Tenant hereby acknowledges and agrees that all of the terms and conditions which apply to the Premises pursuant to the terms of the Lease shall also apply to the Container Storage Area, including, without limitation, the indemnification, environmental, and insurance obligations; provided, however, that Landlord shall be responsible for the ordinary course maintenance and repair of the Container Storage Area and has the right to pass through such costs to Tenant as a direct cost, which amounts shall be due and payable by Tenant in accordance with the terms for payment of Rent as set forth elsewhere in the Lease. Tenant’s right to use the Container Storage Area shall be subject to all applicable laws and regulations Landlord’s reasonable rules and regulations for the Container Storage Area and the project, and any requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not commit waste, use the Container Storage Area in any manner which would be reasonably likely to damage the same or increase the risk of loss, violate, or invalidate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Container Storage Area, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Container Storage Area to be used by Tenant or any Tenant Party for any unlawful purpose.

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(f)                  Tenant shall indemnify, defend, protect, and hold Landlord, its affiliated entities, and each of their respective agents, employees or contractors harmless from any obligation, loss claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys' and consultants' fees and expenses) that is imposed or asserted by any third party and arises from (a)  occupancy of the Container Storage Area by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees, or (b) any breach by Tenant of any representation, covenant or other term contained in this Addendum, including claims which may include the direct or indirect negligence of Landlord. Tenant’s use of the Container Storage Area shall not adversely affect the rights of ingress/egress, storage, parking, or other similar rights of tenants at the Project and Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord’s failure to enforce, any of the rules or regulations of the Project or any other terms or provisions of such tenant’s or occupant’s lease.

(g)                 Tenant’s rights hereunder are expressly conditioned on the Tenant’s compliance with the terms and conditions of the Lease and upon the occurrence of an Event of Default, Landlord shall have the immediate right to terminate the Limited License and remove Tenant’s property, equipment, and other similar items.

7.                   Addenda. Addendum 1 (Right of First Offer) and Addendum 2 (Depiction of Container Storage Area) are attached hereto and made a part hereof.

8.                   Deleted Provision. As of the date hereof, Exhibit C to the Original Lease (Option to Renew) is hereby deleted in its entirety and is of no further force or effect.

9.                   Landlord’s Address. Landlord’s address for notices set forth in the Lease is hereby deleted in its entirety and is replaced with the following:

“CWCA Miramar GL 74, L.L.C.

c/o IndCor Properties

Two North Riverside Plaza, Suite 2350

Chicago, IL 60606

Attn: Lease Administration

with a copy to:

CWCA Miramar GL 74, L.L.C.

c/o IndCor Properties

7887 East Belleview Ave., Suite 325

Denver, CO 80111

Attn: Charles Sullivan”

10.                Wire Instructions and/or Address For Rent Payment. The Wire Instructions and/or Address for Rent Payment set forth in the Lease is hereby deleted in its entirety and is replaced with the following:

“ACH/Wire Payments:

Bank Name:  JPMorgan Chase

Bank Address:  277 Park Avenue, 22nd Floor, New York, NY 10172

ABA #:  ACHs – 071000013, Wires – 021000021

Account #:  479562865

Account Name:  CWCA East Howell 59, L.L.C.

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US Mail:

CWCA Miramar GL 74, L.L.C.

P.O. Box 101257

Pasadena, CA 91189-0005

(iv)

(v)	Overnight Mail:
(vi)	JPMorgan Chase
(vii)	2710 Media Center Drive
(viii)	Building #6, Suite #120
(ix)	Los Angeles, CA 90065

Attn:  CWCA Miramar GL 74, L.L.C.

11.                OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

12.                Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction, other than Brian Ffrench of Tenant Consulting Services, Inc. Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

13.                No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

14.                Authority. Tenant represents and warrants to Landlord that if Tenant is not a natural person, Tenant has been and is qualified to do business in the state in which the Premises is located, Tenant has full right and authority to enter into this Amendment, and that all persons signing on behalf of Tenant were authorized to do so by appropriate actions.

15.                Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

16.                Counterparts and Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

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17.                Conflict; Ratification; Integration. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove. The recitals set forth herein are incorporated by reference. Capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment. This Amendment and any attached exhibits and addenda set forth the entire agreement between the parties with respect to the matters set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

LANDLORD:		TENANT:

CWCA MIRAMAR GL 74, L.L.C.,		RF INDUSTRIES, LTD.,
a Delaware limited liability company		a Nevada corporation

By:	/s/ Robert Munson	By:	/s/ Howard F. Hill

Name: Robert Munson		Name: Howard F. Hill

Title: Vice President		Title: CEO

Dated: April 17, 2014		Dated: March 31, 2014

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ADDENDUM 1

Right of First OFFER

(a)                 “Offered Space” shall mean all each separately demised suite containing no less than 1,900 and no more than 2,500 rentable square feet in the Miramar Business Park located at 7600 – 7636 Miramar Road, San Diego, California.

(b)                 Provided that as of the date of the giving of Offer Notice (as defined in Paragraph (c) below), (i) Tenant is the tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Amendment (i.e., the Remaining Premises) and any space added to the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then in connection with the offering of the Offered Space to anyone other than the tenant then occupying such space (or its affiliates) or any other party which has a right to the space as of the execution date of the Lease, Landlord shall first offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease. Tenant agrees and understands that if as of the date hereof the Offered Space is vacant and Landlord shall have no obligation to offer the Offered Space to Tenant until the Offered Space, or some portion thereof, has been leased, and any such lease for the Offered Space shall expire.

(c)                 Such offer shall be made by Landlord to Tenant in a written notice (the “Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to the Offered Space. Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (the “Tenant’s Notice”) of such offer within five (5) days after delivery by Landlord of the Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this addendum with respect to the Offered Space designated in the Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this addendum.

(d)                 Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any such Offered Space and may not exercise its right with respect to only part of such Offered Space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e)                 In the event Tenant exercises its rights to the Offered Space as provided herein, Landlord shall deliver to Tenant an amendment for such Offered Space and Tenant shall execute such amendment and return to Landlord within ten (10) days of Landlord’s delivery of such amendment. Tenant acknowledges and agrees that this right of first offer is a one-time right and if Tenant at any time declines or accepts any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this addendum with respect to all of the Offered Space (regardless of whether only a portion of the Offered Space was included in the Offer Notice), and Landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord than those offered to Tenant.

ADDENDUM 2

DEPICTION OF CONTAINER STORAGE AREA